Exhibit 10.46.3

AMENDMENT NUMBER TWO TO
THE COCA-COLA REFRESHMENTS EXECUTIVE PENSION PLAN

WHEREAS, Coca-Cola Refreshments USA, Inc. sponsors the Coca-Cola Refreshments Executive Pension Plan (the “Plan”);

WHEREAS, The Coca-Cola Company Benefits Committee has the authority to amend the Plan; and

WHEREAS, the Committee wishes to amend the Plan to freeze the accrual of benefits effective December 31, 2011.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of December 31, 2011:

1.	Section 1.4 shall be added to read as follows:

1.4    Freeze of Accrued Benefits. Effective December 31, 2011, accrued benefits under the Plan are frozen, and no additional benefits will accrue after this date.

2.	The definition of Benefit Service in Article II shall be amended to read as follows:

“Benefit Service” shall have the same meaning as “Benefit Service” under the Pension Plan and shall be determined in the same manner as under the Pension Plan, provided, however, that service in 2011 shall be taken into account without regard to the Pension Plan freeze on Benefit Service as of December 31, 2010, and no additional Benefit Service shall be credited to any Participant after December 31, 2011.

3.	The definition of Cash Balance Account Base Benefit in Article II shall be amended to read as follows:

“Cash Balance Account Base Benefit” means the Participant's Cash Balance Account under the Pension Plan as of December 31, 2011, converted to an immediate single life annuity commencing at Normal Retirement Age using the actuarial factors in the Pension Plan in effect on December 31, 2011. The Cash Balance Account Base Benefit shall be frozen as of December 31, 2011 and shall not increase or decrease after that date.

4.	The definition of Eligible Employee in Article II shall be amended to read as follows:

“Eligible Employee” means an Employee who, on October 1, 2010, is employed in a position classified as within the Global Leadership, Executive Leadership, Strategic Leadership, or Business Unit/Functional Leadership band, or in a position otherwise determined to be eligible for participation by the Benefits Committee. Notwithstanding the foregoing, as of December 31, 2011, all Employees shall cease to be Eligible Employees, and no Employee shall become an Eligible Employee on or after such date.

5.	The definition of Final Average Earnings in Article II shall be amended to read as follows:

“Final Average Earnings” shall be determined in the same manner as “Final Average Earnings” under the Pension Plan, provided, however, that Compensation shall be used in making such determination, and Compensation earned in 2011 shall be taken into account without regard to the Pension Plan freeze on Final Average Earnings as of December 31, 2010. Final Average Earnings shall be frozen as of December 31, 2011, and no Compensation earned after December 31, 2011 shall be taken into account in determining Final Average Earnings. In the case of a Participant who Separates from Service on or before December 31, 2011, Compensation earned in the year of separation shall be considered Compensation earned in a complete calendar year.

6.	The definition of Final Average Earnings Base Benefit in Article II shall be amended to read as follows:

“Final Average Earnings Base Benefit” means the Final Average Earnings Benefit the Participant would receive under the Pension Plan determined as of December 31, 2011, excluding any portion of such benefit attributable to (i) a rollover to the Pension Plan from a defined contribution plan, (ii) any “add on” benefits relating to certain merged plans as described in the definition of “Final Average Earnings Benefit” under the Pension Plan, or (iii) any early retirement supplement paid pursuant to Article IV.I (or any successor provision) of the Pension Plan, and determined before any applicable offset to such retirement benefit as described in the definition of “Final Average Earnings Benefit” under the Pension Plan. The Final Average Earnings Base Benefit shall be frozen on December 31, 2011, and shall not increase or decrease after that date.

7.	Section 3.1 shall be amended to read in its entirety as follows:

3.1    Initial Participation. An Employee shall become a Participant in the Plan on the later of the date on which he (a) becomes an Eligible Employee or (b) becomes a participant in the Pension Plan. Notwithstanding the foregoing, no Employee whose most recent hire date with the Company or any Affiliate is after October 1, 2010 shall become a Participant in the Plan, and no Employee shall become a Participant in the Plan after December 31, 2011.

8.	Section 3.2 shall be amended to read in its entirety as follows:

3.2    Cessation of Participation. Effective December 31, 2011, all Employees shall cease to be Eligible Employees, and no Participant shall accrue any additional benefits under this Plan. For any Participant who ceases to be an Eligible Employee as a result of the preceding sentence, the Participant's benefit under this Plan shall not be transferred to the Supplemental Pension Plan.
A Participant who ceases to be an Eligible Employee as a result of a change in his employment classification that occurs before December 31, 2011 shall no longer be a Participant and shall not be entitled to accrue a benefit under the Plan after the last day of the year in which the change in employment classification occurs or after such other applicable date determined by the Benefits Committee. If such a Participant Separates from Service with the Employer and all Affiliates in the year the Participant ceases to be an Eligible Employee, any benefit calculations under the Plan shall include Compensation and Benefit Service through the earlier of the date of such Separation from Service or December 31, 2011. If such a Participant does not Separate from Service with the Employer and all Affiliates in the year in which the Participant ceases to be an Eligible Employee and the Participant becomes a participant in the Supplemental Pension Plan, the

Participant's benefit calculated under Article IV as of the date he is no longer an Eligible employee shall be transferred to the Supplemental Pension Plan. Such transferred benefit shall constitute a minimum benefit as provided in Section 4.3 of the Supplemental Pension Plan. The transferred benefit shall be calculated based on the reduction factors provided in this Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Supplemental Pension Plan formula, and if the transferred benefit exceeds such Supplemental Pension Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under this Plan. Such transferred benefit shall be frozen in accordance with the provisions of this Plan effective December 31, 2011
A Participant whose benefit liability was transferred by the Company to International CCE Inc. under the Coca-Cola Enterprises, Inc. Executive Pension Plan on October 2, 2010 ceased to be a Participant on that day. For the avoidance of doubt, the rules set forth in the two preceding paragraphs do not apply to such a Participant with respect to the transfer of the liability for his benefit hereunder to International CCE Inc.

9.	Section 4.1(a) shall be amended to read in its entirety as follows:

(a)
Normal or Late Retirement. A Participant who Separates from Service on or after attainment of his Normal Retirement Age shall be entitled to a benefit calculated based on a life annuity in an amount equal to the excess, if any, of (1) over (2) below:

(1) A retirement benefit equal to 1.15% percent of the Participant's Final Average Earnings plus 0.25% of the Participant's Final Average Earnings in excess of the Social Security Taxable Wage Base in effect in the earlier of the year the Participant Separates from Service or 2011, multiplied by the Participant's Benefit Service.

The sum of (A) and (B) below:

(A)    The Participant's Final Average Earnings Base Benefit.

(B)    The Participant's Cash Balance Base Benefit, increased, if applicable, for commencement after Normal Retirement Age using the actuarial factors in the Pension Plan as in effect on December 31, 2011.

If a Participant was previously an Employee and accrued a vested benefit under this Plan during that prior period of employment, then an amount shall be added to clause (2) above that is equal to such prior period vested Plan benefit determined in the form of a single life annuity payable at Normal Retirement Age.

Solely for purposes of this Article IV, if a Participant Separates from Service before December 31, 2011, “Benefit Service” shall also include, in calculating the amount under clause (1) and the Final Average Earnings Base Benefit under clause (2)(A), the number of months of Benefit Service, if any, expressly provided for under a severance agreement with the Employer or a severance plan of the Employer, or, if no additional Benefit Service is expressly provided for under such severance agreement or plan, the number of full months of the Participant's compensation that was used to determine the amount paid to the Participant under such severance agreement or plan, provided, however, that the Participant shall not receive credit for any Benefit Service in excess of the Benefit Service the Participant could have earned by working through December 31, 2011. The crediting of such additional Benefit Service is contingent on the Participant signing any release or other agreement required by the Employer before the date specified by the Employer. After December 31, 2011, no additional Benefit Service shall be credited under the Plan.

If a Participant becomes vested in his benefit under this Plan pursuant to the provision regarding transfers to a Related Company under Article V, the benefit calculated under clauses (2)(A) and 2(B) above shall be determined assuming that the Participant is also vested in his or her Final Average Earnings Base Benefit and Cash Balance Account Base Benefit; however, amounts paid to the Participant by the Related Company shall not be included in Compensation.

10.    Article 4.1(b)(2)(B) shall be amended to read as follows:

(B)
The Participant's Cash Balance Account Benefit reduced for commencement before Normal Retirement Age to the later of age 55 or Separation from Service using actuarial factors in the Pension Plan in effect on December 31, 2011.

11.    Article V shall be amended to read in its entirety as follows:

A Participant shall be fully vested in his or her benefit if the Participant has at least five years of Vesting Service. If the Participant Separates from Service with the Employer and all Affiliates before reaching five years of Vesting Service, the Participant shall forfeit all benefits under this Plan. Notwithstanding the foregoing, a Participant shall be fully vested upon a transfer agreed to by the Employer to a Related Company if such Related Company has been identified by the Benefits Committee as eligible for this special rule. Further notwithstanding the foregoing, any Participant who is employed by the Employer on December 31, 2011 shall be fully vested in his or her benefit if the Participant has at least three years of Vesting Service. If such a Participant Separates from Service with the Employer and all Affiliates before reaching three years of Vesting Service, the Participant shall forfeit all benefits under this Plan.

IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member on this __14___ day of December, 2011.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE

BY:_/s/ SUE FLEMING__________________
SUE FLEMING
Benefits Committee Chairperson

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